Exhibit 5.1
January 13, 2011
Board of Directors
NovaStar Financial, Inc.
2114 Central Street
Suite 6000
Kansas City, Missouri 64108
Gentlemen:
We have acted as counsel to NovaStar Financial, Inc., a Maryland corporation (the “Company”), in connection with the Company’s filing of a Registration Statement on Form S-4 (File No. 333-171115) with the form of the prospectus related to the exchange offer included therein (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”), for the registration of shares of common stock, par value $0.01 per share, of the Company (the “Common Stock”). All capitalized terms which are defined in the Registration Statement shall have the same meanings when used herein, unless otherwise specified.
In connection herewith, we have examined:
(1)	the Registration Statement;

(2)	the Exchange Agreement among Jefferies Capital Partners IV L.P., Jefferies Employee Partners IV LLC and JCP Partners IV LLC, Massachusetts Mutual Life Insurance Company and the Company, dated December 10, 2010 (the “Exchange Agreement”);

(3)	the Voting Agreement among Howard Amster, Barry Igdaloff and the Company, dated December 10, 2010;

(4)	the Articles of Amendment and Restatement of the Company, as in effect on the date hereof;

(5)	the Bylaws of the Company, as in effect on the date hereof;

(6)	the form of the Articles of Amendment and Restatement attached as Appendix A to the Registration Statement (the “Amended Articles”), to be filed with the State Department of Assessments and Taxation of Maryland prior to the issuance of the Common Stock; and

January 13, 2011

(7)	certificates of the Company’s Secretary certifying the resolutions relating to the transactions referred to herein.
The documents referenced as items (1) through (3) above are collectively referred to as the “Transaction Documents”. The documents referenced as items (1) through (7) above are collectively referred to as the “Reviewed Documents”.
We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinions hereinafter expressed. In our examination of the Reviewed Documents and the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. We have assumed the conformity of the documents filed with the SEC via EDGAR, except for required EDGAR formatting changes, to typeset copies of the documents we have reviewed. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations made in or pursuant to the Reviewed Documents and certificates and statements of appropriate representatives of the Company.
In connection herewith, we have assumed that, other than with respect to the Company, all of the documents referred to in this opinion letter have been duly authorized by, have been duly executed and delivered by, and constitute the valid, binding and enforceable obligations of, all of the parties to such documents, all of the signatories to such documents have been duly authorized and all such parties are duly organized and validly existing and have the power and authority (corporate or other) to execute, deliver and perform such documents. We have also assumed, with your permission, that the Company has been duly organized, formed or created, as the case may be, and is validly existing in good standing under the laws of the jurisdiction governing its organization, formation or creation, and is duly qualified or admitted to transact business in each other jurisdiction where the nature of the business conducted therein or the property owned or leased therein makes such qualification or admission necessary, with all requisite corporate power and authority to execute, deliver and perform the obligations under the Transaction Documents.
Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that, when the transaction contemplated by the Registration Statement shall have been consummated and the conditions to consummation of transactions contemplated by the Transaction Documents shall have been satisfied or waived, including, without limitation:
(1)	the Registration Statement, as then amended, shall have become effective under the Securities Act;

(2)	each of the conditions listed in Annex A to the Exchange Agreement shall have been satisfied or waived and the Series D Exchange shall have been completed;

(3)	the Company’s receipt of consent to the Series C Offer and the Series D Exchange by the holders of at least (a) two-thirds of Series C Preferred Stock, (b) two-thirds of the Series D

January 13, 2011

Preferred Stock and (c) a majority of issued Common Stock, the Series C Preferred Stock and the Series D Preferred Stock, voting as a single class, shall have been obtained;

(4)	the requisite shareholder approvals to approve the Amended Articles, as contemplated in the various proposals in the Registration Statement, shall have been obtained;

(5)	the Amended Articles shall have been filed with the State Department of Assessments and Taxation of Maryland; and

(6)	the Common Stock shall have been issued and delivered in accordance with the Transaction Documents;
the shares of Common Stock to be issued pursuant to the Registration Statement will be duly authorized for issuance pursuant to the Series C Offer, and upon the issuance and delivery of the Common Stock and the receipt by the Company of all consideration therefor in accordance with the terms of the Registration Statement, the Common Stock will be validly issued, fully paid and nonassessable.
This opinion reflects only the application of applicable law of the State of Maryland. The opinions set forth herein are made as of the date hereof and are subject to, and may be limited by, future changes in factual matters, and we undertake no duty to advise you of the same. The opinions expressed herein are based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement these opinions should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinions, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.
This opinion is being delivered solely for your benefit in connection with the filing of the Registration Statement with the SEC. We do not render any opinions except as set forth above. We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus filed as a part thereof. We also consent to your filing copies of this opinion letter as an exhibit to the Registration Statement with agencies of such states as you deem necessary in the course of complying with the laws of such states regarding the offering and sale of the Common Stock. In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.
Very truly yours,
/s/ Bryan Cave LLP